Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-50005, 333-50827, 333-89453, 333-48420,
333-135772, 333-151841 and 333-158610) on Form S-8 of H.B. Fuller Company of our report dated January 20, 2011, with respect to the consolidated balance sheets of H.B. Fuller Company as of November 27, 2010 and November 28, 2009, and the related consolidated statements of income, total equity, and cash flows for each of the fiscal years in the three-year period ended November 27, 2010 and the effectiveness of internal control over financial reporting as of November 27, 2010, which report appears in the November 27, 2010 annual report on Form 10-K of H.B. Fuller Company.

Our report refers to the change in the manner in which the Company accounts for business combinations beginning in fiscal 2010 and also to the change in the date that the Company uses to measure the funded status of its defined benefit pension and other postretirement plans beginning in fiscal 2009.

/s/ KPMG LLP

Minneapolis, Minnesota

January 20, 2011